Exhibit 99.1

Contacts:	Investors:
Anna Marie Dunlap
SVP Investor & Corporate Communications
Corinthian Colleges, Inc.
714-424-2678

Media:
Robert Jaffe
Pondel Wilkinson, Inc.
310-279-5980

CORINTHIAN COLLEGES REPORTS

FY 2007 THIRD QUARTER

Santa Ana, CA, May 1, 2007 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the third quarter ended March 31, 2007.

Comparing the third quarter of fiscal 2007 with the same quarter of the prior year:

•	Net revenue was $250.5 million versus $250.3 million.

•	Total student population was 68,175 versus 69,403.

•	Total student starts were 24,457 versus 24,647.

•

Operating income was $18.6 million compared with operating income of $19.8 million. Excluding severance expenses of $1.2 million, Q3 07 operating income was $19.8 million, flat with the same quarter of the prior year.

•	Net income was $12.0 million compared with $14.7 million.

•

Diluted earnings per share were $0.14 versus $0.17, in line with the Company’s previous guidance of $0.14-$0.16. Excluding severance expenses of $0.01 per share, diluted earnings per share were $0.15 in Q3 07.

Comparing the first nine months of fiscal 2007 with the same period of the prior year:

•	Total revenue was $727.3 million versus $731.0 million.

•	Operating income was $24.1 million compared with $49.1 million.

•	Net income was $16.0 million versus $32.8 million.

•	Diluted earnings per share were $0.18 versus $0.36.

“During the third quarter we continued to make progress in standardizing and improving key operational processes,” said Jack Massimino, Corinthian’s Chief Executive Officer. “In January, we began the rollout of INSPIRE, an initiative designed to improve the quality of student orientation, instruction and career placement across the company. We also successfully launched the first pilots of our new student information system in the quarter, and expect to begin full rollout of the system in the second half of fiscal 2008. In addition, we continued to make progress in the area of regulatory compliance. As of March, none of our schools are on accreditation ‘show cause’, and we have substantially reduced the number of schools on reporting status.”

“Our starts declined 0.8% in the third quarter compared with the same quarter last year, primarily the result of continued weak start performance at our three largest WyoTech campuses,” Massimino continued. “During the third quarter we improved WyoTech’s overall customer service and the student finance process. For example, we created and began to implement the “WyoTech Guide” service, which provides a single contact person for each new student, from the point of enrollment until the start of class. Lead flow remains strong for WyoTech programs, and with our re-engineering of the intake process and new leadership, we expect WyoTech to return to growth in fiscal 2008.”

Financial Review

Educational services expenses were 56.7% of revenue in Q3 07 versus 55.1% in Q3 06. The increase was mainly the result of higher occupancy and bad debt expenses. Bad debt expense was 4.8% of revenue in Q3 07 versus 4.0% in Q3 06.

Marketing and admissions expenses were 25.8% of revenue in Q3 07 versus 26.4% in Q3 06. The decrease is primarily the result of more efficient advertising.

General and administrative (G&A) expenses were 9.6% of revenue in Q3 07 versus 10.6% in Q3 06. The decrease is primarily the result of lower incentive compensation expenses for management personnel.

Operating margin – As a result of the factors outlined above, our operating margin was 7.4% in Q3 07 versus 7.9% in Q3 06.

Cash, restricted cash and marketable securities totaled $68.9 million at March 31, 2007 compared with $92.7 million at June 30, 2006. During the second and third quarters of fiscal 2007, we used approximately $15.3 million to repurchase shares of our common stock.

Capital expenditures were $54.7 million in the first nine months of fiscal 2007 compared with $35.5 million in the same period of fiscal 2006. The increase in capital expenditures is primarily related to the development of our new student information system.

Cash flow from operations was $41.9 million in the first nine months of fiscal 2007 versus $107.6 million for the same period of fiscal 2006. The decrease was primarily the result of lower net income; a receivable at three schools in Georgia which have been on federal Department of Education reimbursement status since December 2005; and higher tax payments.

Guidance

The company expects Q4 07 earnings per share to range from $0.12 - $0.13, including stock-based compensation expense, and excluding any one time charges.

We will discuss guidance in more detail during our conference call today (details below).

Conference Call Today

We will host a conference call at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time) today, for the purpose of discussing third quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Conference Calls) and www.fulldisclosure.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. EST, Tuesday, May 8th. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and use pass code 48135723.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 94 schools in 24 states in the U.S. and 32 schools in seven provinces of Canada. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associates, bachelor’s, and master’s degrees in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. For more information go to Corinthian’s website at www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, the Company’s statements regarding the rollout of its new student information system; its expectation that WyoTech will return to growth in fiscal 2008; and its statements under the heading “Guidance” above. Many factors may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statements, including risks associated with the uncertain future impact of company-wide initiatives such as Operation IGNITE!, INSPIRE, and the new student information system; increased competition; variability in the expense and effectiveness of the Company’s advertising and promotional efforts; the Company’s effectiveness in its regulatory compliance efforts; the outcome of ongoing investigations and inquiries by state and federal agencies related to the Company’s compliance efforts; and other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations (unaudited)

	For the three months ended March 31,		For the nine months ended March 31,
	2007	2006	2007	2006
Net revenues	$250,473	$250,253	$727,322	$731,014
Operating expenses:
Educational services	141,974	137,788	421,395	411,228
General and administrative	23,949	26,469	82,658	74,684
Marketing and admissions	64,741	66,210	195,657	196,044
Impairment, facility closing, and severance charges	1,173	—	3,552	—

Total operating expenses	231,837	230,467	703,262	681,956

Income from operations	18,636	19,786	24,060	49,058

Interest (income)	(1,799)	(1,402)	(5,002)	(4,014)
Interest expense	592	739	2,179	2,517
Other (income) expense	(1)	(1,451)	456	(1,298)

Income (loss) before provision for income taxes	19,844	21,900	26,427	51,853
Provision (benefit) for income taxes	7,839	7,241	10,439	19,093

Net income	$12,005	$14,659	$15,988	$32,760

Income per common share:
Basic	$0.14	$0.17	$0.19	$0.37
Diluted	$0.14	$0.17	$0.18	$0.36

Weighted average number of common shares outstanding:
Basic	86,243	86,330	86,305	89,435
Diluted	87,479	87,790	87,499	90,899

Selected Consolidated Balance Sheet Data (unaudited)

			March 31, 2007	June 30, 2006

Cash, restricted cash, and marketable securities			$68,927	$92,705
Receivables, net (including long term notes receivable)			$76,958	$60,094
Current assets			$199,616	$215,003
Total assets			$671,773	$670,007
Current liabilities			$158,884	$161,081
Long-term debt and capital leases (including current portion)			$47,020	$47,061
Total liabilities			$265,263	$270,479
Total stockholders’ equity			$406,510	$399,528